NEWS RELEASE

                                For Release: Immediately
                                Contact:     George A. Russell
                                             617/654-3886
                                             Investors & analysts
                                             Susanne G. Clark
                                             617/654-3477





                 STATE STREET BOSTON CORPORATION
            ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                INVESTORS FIDUCIARY TRUST COMPANY





Boston, Massachusetts...September 27, 1994



     State Street Boston Corporation announced today that it has signed a definitive agreement to acquire Investors Fiduciary Trust Company (IFTC), of Kansas City, Missouri from DST Systems, Inc. and Kemper Financial Services, Inc. The letter of intent was previously announced in July. State Street will be exchanging shares of its common stock valued at approximately $225 million for all the stock of IFTC's holding company, which owns IFTC and other assets. The transaction is expected to close promptly after regulatory and other approvals.

     IFTC has approximately $130 billion in assets under custody.
With $1.6 trillion in assets under custody and $139 billion in assets under management, State Street is a leading servicer of financial assets worldwide.